Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew Graham
Corporate Counsel
agraham@trinsic.com
(813) 233-4567
TRINSIC ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Reports Positive EBITDA
TAMPA, FL (August 15, 2005) — Trinsic, Inc. (NASDAQ/SC: TRINC), a leading provider of advanced traditional and IP (Internet protocol) telephony services, today announced its financial results for the second quarter of 2005. For the three-month period ended June 30, 2005, the company reported revenue of $50.8 million compared with $63.8 million for the second quarter of 2004 and a net loss of $3.3 million compared with a net loss of $11.1 million for the prior year period. Net loss attributable to common stockholders was $3.3 million, or $0.06 per share, for the second quarter of 2005 versus a net loss attributable to common stockholders of $14.8 million, or $2.02 per share, for the same quarter in 2004. The company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $1.1 million for the latest quarter, compared with negative $4.3 million for the second quarter of 2004. A full reconciliation of EBITDA to net loss is set forth in the financial tables below.
     Trey Davis, Trinsic’s Chief Executive Officer, remarked, “We are pleased with the results for the second quarter. We are continuing in our efforts to control costs while making the transition to an IP-based telecommunications provider. This transition will continue in the coming quarters, and we are encouraged by the results we have seen in the small and medium sized business market in the New York area. We continue to see strong competitive pressure in the residential sector. Management has decided to scale down marketing efforts in this sector. We will however continue seeking acquisitions of high quality customer bases, especially in the Verizon territory.
     Frank Grillo, Trinsic’s Chief Operating Officer, added, “We are continuing to concentrate our development and new business activities heavily on the Northeast where we have traditionally had our greatest success. We continue to find the New York market receptive to our IP telephony and Managed PBX service offerings.”
     Davis concluded, “I would like to thank the employees of Trinsic for their dedication and hard work. We have accomplished a tremendous amount in the past year, and we are encouraged by our progress.”
     Consistent with Securities and Exchange and Commission’s Regulation G, the following table provides a reconciliation of Trinsic’s EBITDA for the second quarter of 2005, to the Generally Accepted Accounting Principles (GAAP) measure of net income. EBITDA is not a measure under GAAP, is not meant to be a replacement for GAAP and should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. We have included EBITDA data to assist in understanding our operating results.

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TRINC Reports Second Quarter Results

August 15, 2005
EBITDA is a measure commonly used in the telecommunications industry, and many securities analysts use EBITDA as a way of evaluating our financial performance.

Reconciliation of EBITDA with net	For the quarter ended June 30,
loss (in thousands)	2005	2004
Net loss	$(3,257)	$(11,111)
Interest and other income	(490)	(440)
Interest and other expense	1,873	2,138
Depreciation and amortization	2,955	5,109

EBITDA	$1,081	$(4,304)

     Trinsic also noted that on July 15, 2005, it issued to The 1818 Fund III, L.P. (the”Fund”), its largest shareholder, 24,084.769 shares of Series H Convertible Preferred Stock in exchange for all (approximately $21.5 million) outstanding indebtedness (including principal, interest and premium) owed to the Fund under a promissory note due in March 2006 and $2.5 million in cash. In connection with that transaction, the Company reported certain unaudited, pro-forma information, which is set forth below.

		Pro Forma
At June 30, 2005 (in thousands)	Historical	Adjustments		Pro Forma
Cash and cash equivalents	$536	$2,500	(1)	$3,036
Accounts payable and accrued liabilities	49,879	(1,107	)(1)	48,772
Current portion of long-term debt	20,501	(20,477	)(1)	24
Preferred stock	—	24,084	(2)	24,084
Total stockholders’ equity (deficit)	(20,991)	24,084		3,093

For the six months ended June 30, 2005		Pro Forma
(in thousands)	Historical	Adjustments		Pro Forma
Interest and other expenses	$3,626	$(1,124	)(3)	$2,502
Net loss attributable to common stockholders	$2,818	$(1,124	)(3)	$1,694
Basic and diluted net loss per common share	$0.05	$0.02	(3)	$0.03
Weighted average common shares outstanding	55,261	24	(3)	55,285

For the year ended December 31, 2004		Pro Forma
(in thousands)	Historical	Adjustments		Pro Forma
Interest and other expenses	$6,111	$(249	)(3)	$5,862
Net loss attributable to common stockholders	$106,523	$(249	)(3)	$106,274
Basic and diluted net loss per common share	$9.12	$0.04	(3)	$9.08
Weighted average common shares outstanding	11,677	24	(3)	11,701

(1)	Includes effects of removing outstanding indebtedness owed to the Fund and $2.5 million in cash that were exchanged for preferred stock in the Exchange and Purchase Agreement. Also includes the effects of removing $0.4 million of debt premium and $0.08 million of interest expense, both of which were incurred upon consummation of the transaction in the month of July.

(2)	Includes 24,085 shares of preferred stock issued to the Fund as part of the Exchange and Purchase Agreement.

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TRINC Reports Second Quarter Results

August 15, 2005

(3)	Includes effects of removing interest expense incurred on indebtedness owed to the Fund. For the six months ended June 30, 2005, the interest expense was $0.7 million and the amortized debt premium was $0.4 million. For the twelve months ended December 31, 2004, the interest expense was $0.2 million and the amortized debt premium was $0.05 million. As of January 1, 2005, the unamortized debt premium was $0.2 million.
     This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties, including the risk that we may not remain EBITDA positive for the remainder of 2005. Some of these risks and uncertainties are identified in Trinsic’s periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Trinsic’s business, financial condition, and results of operations. Trinsic assumes no obligation to update these forward-looking statements.
About Trinsic
     Trinsic offers consumers and businesses advanced traditional and IP telephony services. All Trinsic products include proprietary services, such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers’ communications needs intelligently and intuitively. Trinsic is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. Trinsic changed its name from Z-Tel Technologies, Inc. on January 3, 2005. For more information about Trinsic and its innovative services, please visit www.trinsic.com.

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TRINC Reports Second Quarter Results

August 15, 2005
Trinsic, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$50,797	$63,797	$107,928	$132,264

Operating expenses:
Network operations, exclusive of depreciation shown below and amortization shown below	26,999	31,232	56,833	65,266
Sales and marketing	3,692	4,937	8,911	10,014
General and administrative	18,574	31,125	41,084	65,125
Restructuring charge	451	807	451	807
Depreciation and amortization	2,955	5,109	7,134	10,420

Total operating expenses	52,671	73,210	114,413	151,632

Operating loss	(1,874)	(9,413)	(6,485)	(19,368)

Nonoperating income (expense):
Interest and other income	490	440	7,293	1,282
Interest and other expense	(1,873)	(2,138)	(3,626)	(3,408)

Total nonoperating income (expense)	(1,383)	(1,698)	3,667	(2,126)

Net loss	(3,257)	(11,111)	(2,818)	(21,494)

Less mandatorily redeemable convertible preferred stock dividends and accretion	—	(3,626)	—	(7,991)
Less deemed dividend related to beneficial conversion feature	—	(47)	—	(93)

Net loss attributable to common stockholders	$(3,257)	$(14,784)	$(2,818)	$(29,578)

Weighted average common shares outstanding	55,335,635	7,321,741	55,260,884	7,267,561

Basic and diluted net loss per common share	$(0.06)	$(2.02)	$(0.05)	$(4.07)

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TRINC Reports Second Quarter Results

August 15, 2005
Trinsic, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$536	$1,363
Accounts receivable, net of allowance for doubtful accounts of $9,214 and $10,967	25,936	27,242
Prepaid expenses and other current assets	2,856	836

Total current assets	29,328	29,441

Property and equipment, net	22,411	27,829
Intangible assets, net	—	457
Other assets	4,238	3,609

Total assets	$55,977	$61,336

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$49,879	$55,605
Deferred revenue	6,536	6,264
Current portion of long-term debt and capital lease obligations	20,501	7,536
Asset based loan	—	12,934

Total current liabilities	76,916	82,339

Long-term deferred revenue	18	46
Long-term debt and capital lease obligations	34	33

Total liabilities	76,968	82,418

Commitments and contingencies (Notes 7 and 10)

Stockholders’ deficit:
Common stock, $0.01 par value; 150,000,000 shares authorized; 55,973,912 and 55,253,612 shares issued; 55,905,602 and 55,185,302 shares outstanding	552	553
Notes receivable from stockholders	(870)	(3,685)
Unearned stock compensation	(314)	(466)
Additional paid-in capital	392,430	392,488
Accumulated deficit	(412,711)	(409,894)
Treasury stock, 68,310 shares at cost	(78)	(78)

Total stockholders’ deficit	(20,991)	(21,082)

Total liabilities and stockholders’ deficit	$55,977	$61,336

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TRINC Reports Second Quarter Results

August 15, 2005
Trinsic, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(2,818)	$(21,494)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,134	10,420
Provision for bad debts	6,384	3,017
Expense charged for granting of stock options	93	888
Change in operating assets and liabilities:
Increase in accounts receivable	(2,513)	(7,089)
(Increase) decrease in prepaid expenses	(2,020)	2,860
(Increase) decrease in other assets	(628)	551
Increase (decrease) in accounts payable and accrued liabilities	(5,352)	4,515
Increase (decrease) in deferred revenue	244	(2,851)

Total adjustments	3,342	12,311

Net cash provided by (used in) operating activities	524	(9,183)

Cash flows from investing activities:
Purchases of property and equipment	(1,633)	(4,732)
Principal repayments received on notes receivable	—	40

Net cash used in investing activities	(1,633)	(4,692)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(534)	(3,248)
Principal repayments received on notes receivable issued for stock	250	191
Payment of preferred stock dividends	—	(3)
Proceeds from (payoff of) asset based loan	(12,934)	12,619
Proceeds from stand by credit facility	13,500	—
Proceeds from exercise of stock options and warrants	—	499

Net cash provided by financing activities	282	10,058

Net decrease in cash and cash equivalents	(827)	(3,817)
Cash and cash equivalents, beginning of period	1,363	12,013

Cash and cash equivalents, end of period	$536	$8,196

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